Exhibit T3B31

THE COMPANIES ORDINANCE (CHAPTER 32)

Private Company Limited by Shares

ARTICLES OF ASSOCIATION

OF

KAISA HOLDINGS LIMITED

佳兆業集團有限公司

1.	The regulations contained in Table “A” in the First Schedule to the Companies Ordinance (Chapter 32) shall apply to the Company save in so far as they are hereby specifically excluded or are inconsistent with the Articles herein contained. In particular, but without in any way limiting the generality of the foregoing, Clauses 11, 24, 25, 49, 55, 81, 86, 91 to 99 inclusive, 101 and 114, of Table “A” shall not apply or are modified as hereinafter appearing.

2.	The Company shall be a private company and accordingly the following provisions shall have effect:-

(a) The number of Members for the time being of the Company (not including persons who are in the employment of the Company and persons who, having been formerly in the employment of the Company, were while in that employment and have continued after the determination of that employment to be members of the Company) is not to exceed fifty, but where two or more persons hold one or more shares in the Company jointly, they shall, for the purpose of this paragraph, be treated as a single Member.

(b) Any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited.

(c) The right of transfer of shares shall be restricted as hereinafter provided.

SHARES

3.	The Shares shall be under the control of the Directors who may subject to Section 57B of the Ordinance allot or otherwise dispose of the same to such person or persons on such terms and conditions and either at a premium or at par and with such rights and privileges annexed thereto and at such times as the Directors may think fit and with full power to give to any person the call of any shares either at par or at a premium during such time and for such consideration as the Directors think fit, and in particular such shares or any of them may be issued by the Directors with a preferential, deferred or qualified right to dividends, and with a special or qualified right of voting or without a right of voting. Any preference share may be issued on the terms that it is, or at the option of the Company is, liable to be redeemed.

4.	The Company shall have the first and paramount lien upon all the shares registered in the name of each Member and upon the proceeds of sale thereof, for his debts, liabilities and engagements, solely or jointly with any other person, to or with the Company, whether the period for the payment, fulfilment or discharge thereof shall have actually arrived or not, and such lien shall extend to all dividends from time to time declared in respect of such shares.

5.	Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any shares as the absolute owner thereof, and accordingly shall not, except as ordered by a Court of competent jurisdiction or as by Ordinance required, be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person.

TRANSFER OF SHARES

6.	The Directors may in their absolute discretion and without assigning any reason therefor, refuse to register a transfer of any share. If the Directors refuse to register a transfer they shall within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal as required by Section 69 of the Ordinance.

GENERAL MEETINGS

7.	A General Meeting shall be held once in every year at such time (not being more than fifteen months or any shorter period required by the Companies Registry then in practice after the holding of the last preceding General Meeting) and place as may be prescribed by the Company in General Meeting and if no other time or place is prescribed a General Meeting shall be held at such time and place as the Directors may from time to time determine. General Meetings held under this Articles shall be called Annual General Meetings. General Meetings other than the Annual Meetings shall be called Extraordinary General Meetings. Provided that so long as the Company holds its First Annual General Meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the following year.

8.	(a) The quorum for the transaction of business at any General Meeting shall be two members present in person or by proxy.

(b) Meetings may be held in Hong Kong or at such other place or places in the world as the majority of the shareholders in value shall from time to time by resolution determine.

(c) A resolution in writing signed by all the shareholders and annexed or attached to the General Meetings’ Minute Book shall be as valid and effective as a resolution passed at a meeting duly convened. The signature of any shareholder may be given by his Attorney or Proxy. Any such resolution may be contained in one document or separate copies prepared and/or circulated for the purpose and signed by one or more shareholders.

DIRECTORS

9.	Unless and until the Company in General Meeting shall otherwise determine, the Company shall have at least two directors.

10.	The first Directors of the Company shall be nominated in writing by the subscribers to the Memorandum of Association.

11.	A Director shall not require any qualification share nor residence in Hong Kong shall be a requisite qualification.

12.	Subject to the provisions of Article 90 of Table “A”, a Director shall hold office until either:-

(a) He is removed from office by a Special Resolution of the Company, or

(b) Notice is given to the Company by any Member at least fourteen days before the Annual General Meeting of intention to propose a resolution that some other person be appointed in his place and such resolution is duly passed as an ordinary resolution.

13.	Any casual vacancy occurring in the Board of Directors may be filled up by the Directors and the Directors shall further have power at any time, and from time to time, to appoint any person as an additional Director.

14.	The Company may from time to time by ordinary resolution increase or reduce the number of Directors authorized by Article 9 hereof PROVIDED that the minimum number of Directors shall not, in any circumstances, be less than two. The Company shall further have power by ordinary resolution to appoint any person as an additional Director, such power to be in addition to the power conferred on the Directors by Article 13 hereof.

15.	(a) Subject to section 157G of the Ordinance the Directors shall receive such remuneration for their services for each year as the Members shall from time to time in General Meeting determine and the Members in General Meeting may decide in what shares or proportions such remuneration shall be divided or allotted and such remuneration may be either by a fixed sum or a percentage of profits or otherwise as may be determined by the Members in General Meetings. In the event of a Director retiring or for any other cause vacating his office before the end of any year his remuneration shall be deemed to have accrued up to the date when his office as a Director shall have been vacated. If any of the Directors shall be called upon to perform extra services the Members in General Meeting may remunerate the Director or Directors so doing either by a fixed sum or a percentage of profits or otherwise as may be determined by them and such remuneration may be either in addition to or in substitution for the share of such Director or Directors in the remuneration provided for the Directors. The Directors shall also be entitled to be repaid all travelling, hotel and other expenses reasonably incurred by them respectively in or about the performance of their duties as Directors.

(b) Notwithstanding the foregoing, the remuneration of a Managing Director or other working Director shall from time to time be fixed by the Directors and may be by way of salary, commission, or participation in profits or otherwise or by all or any of those modes and with such other benefits and allowances as the Directors may from time to time decide.

16.	(a) No Director or intended Director shall be disqualified from his office by contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company with any company or partnership of or in which any Director shall be a member or otherwise interested be capable on that account of being avoided, nor shall any Director so contracting or being such a member or so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relationship thereby established. Provided always that each Director shall forthwith disclose the nature of his interest in any contract or arrangement in which he is interested as required by and subject to the provisions of the Ordinance.

(b) Provided such disclosure is made as aforesaid, a Director shall be entitled to vote in respect of any contract or arrangement in which he is interested and to be counted in the quorum present at the meeting at which such contract or arrangement is considered.

(c) Any Director may continue to be or become a director, managing director, manager or other officer or member of any other company in which the Company may be interested and (unless otherwise agreed) no such Director shall be accountable for any remuneration or other benefits received by him as a director, managing director, manager or other officer or member of any such other company. The Directors may exercise the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as directors of such other company in such manners in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them, directors, managing directors, managers or other officers of such company), and any Director of the Company may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or be about to be appointed, a director, managing director, manager or other officer of such company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

(d) A general notice to the Director by a Director that he is to be regarded as interested in any contract or arrangement which may be made with any specified person, firm or corporation after the date of such notice shall be a sufficient declaration of interest in relation to any contract or arrangement so made, provided that no such notice shall be of effect unless it is given before the date on which the question of entering into the contract is first taken into consideration on behalf of the Company.

POWERS OF DIRECTOR

17.	The Directors, in addition to the powers and authorities given by these Articles or otherwise expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done by the Company in General Meeting subject nevertheless to the provisions of the Companies Ordinance (Chapter 32), to these Articles, and to any regulations from time to time made by the Company in General Meetings, provided that no such regulation so made shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made.

18.	Without prejudice to the general powers conferred by the preceding Article and the other powers conferred by these Articles, it is hereby expressly declared that the Directors shall have the following powers that is to say, power:-

(a)	To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment and registration of the Company.

(b)	To purchase or otherwise acquire for the Company or sell or otherwise dispose of any property, rights or privileges which the Company is authorized to acquire at such price and generally on such terms and conditions as they shall think fit.

(c)	To engage, suspend or dismiss the employees of the Company, and to fix and vary their salaries or emoluments.

(d)	To institute, conduct, defend, compromise or abandon any legal proceedings by or against the Company or its officers, or otherwise concerning the affairs of the Company, also to compound and allow time for payment or satisfaction of any debts due and of any claims or demands by or against the Company.

(e)	To refer any claims of demands by or against the Company to arbitration and observe and perform the awards.

(f)	To make and give receipts, releases and other discharges for moneys payable to the Company, and for claims and demands of the Company.

(g)	To invest, lend or otherwise deal with any of the moneys or property of the Company in such manner as they think fit having regard to the Company’s Memorandum of Association and from time to time to vary or realize any such investment.

(h)	To borrow money on behalf of the Company, and to pledge, mortgage, charge or hypothecate all or any of the property, present and future, and all or any of the uncalled capital for the time being of the Company.

(i)	To open a current account with themselves for the Company and to advance any money to the Company with or without interest and upon such terms and conditions as they shall think fit.

(j)	To enter into all such negotiations and contracts and rescind and vary all such contracts and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient for, or in relation to, any of the matters aforesaid, or otherwise for the purposes of the Company.

(k)	To give to any Director, officer or other person employed by the Company a commission on the profits of any particular business or transaction, and such commission shall be treated as part of the working expenses of the Company, and to pay commissions and make allowances (either by way of a share in the general profits of the Company or otherwise) to any person introducing business to the Company or otherwise promoting or serving the interest thereof.

(l)	To sell, improve, manage, exchange, lease, let, mortgage or turn to account all or any part of the land, property, rights and privileges of the Company.

(m)	To employ, invest or otherwise deal with any Reserve Fund or Reserve Funds in such manner and for such purposes as the Directors may think fit.

(n)	To execute, in the name and on behalf of the Company, in favour of any Director or other person who may incur or be about to incur any personal liability for the benefit of the Company, such mortgages of the Company’s property (present or future) as they think fit, and any such mortgage may contain a power of sale and such other powers, covenants and provision as shall be agreed upon.

(o)	From time to time to provide for the management of the affairs of the Company abroad in such manner as they think fit, and in particular to appoint any persons to be the attorneys or agents of the Company with such powers (including power to sub-delegate) and upon such terms as they think fit.

(p)	From time to time to make, vary or repeal rules and by-laws for the regulation of the business of the Company, its officers and servants.

(q)	To delegate any or all of the powers herein to any Director or other person or persons as the Directors may at any time think fit.

ALTERNATE DIRECTORS

19.	Any Director may at any time and from time to time appoint any person to be his alternate Director and may at any time remove from office the alternate Director so appointed by him and appoint another in his place. An alternate Director shall not be entitled to receive any remuneration from the Company but shall otherwise be subject to the provisions of these Articles with regard to Directors. An alternate Director shall subject to his giving to the Company an address within Hong Kong at which notice may be served upon him be entitled to receive notices of all meetings of the Directors and to attend and vote as a Director at any meeting at which the Director by whom he was appointed is not personally present and generally in the absence of such appointor to perform all the functions of his appointor as Director. An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a director. All appointments and removals of alternate Directors shall be effected by notice in writing sent to or left with the Company and signed by the Director making or revoking such appointment.

DIRECTORS’ MEETINGS

20.	(a) Meetings of the Directors may be held in Hong Kong or in any other part of the world as may be convenient for the majority.

(b) Unless otherwise determined by the Company by Ordinary Resolution, the quorum for meeting of the Directors shall be two.

(c) A resolution in writing signed by all the Directors (so long as they constitute a quorum as provided in Article 20 (b) hereof) and annexed or attached to the Directors’ Minute Book shall be as valid and effective as a resolution passed at a meeting duly convened. The signature of any Director may be given by his Alternate. Any such resolution may be contained in one document or separate copies prepared and/or circulated for the purpose and signed by one or more of the Directors. A cable or telex message sent by a Director or his Alternate shall be deemed to be a document signed by him for the purposes of this Article.

(d) Any Director or member of a committee of the Directors may participate in a meeting of the Directors or such committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and participation in the meeting in such manner shall be deemed to constitute presence in person at such meeting.

DEEDS, CONTRACTS, CHEQUES ETC.

21.	All deeds, contracts, cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, shall be made, signed, drawn, accepted and endorsed, or otherwise executed by one director or by the person or persons from time to time authorized by a resolution of the Board of Directors.

THE SEAL

22.	(a) The Seal of the Company shall be kept by the Board of Directors and shall not be used except with their authority.

(b) Every document required to be sealed with the Seal of the Company shall be deemed to be properly executed if sealed with the Seal of the Company and signed by the Chairman of the Board, or such person or persons as the Board may from time to time authorized for such purpose.

RESERVED FUND

23.	The Company in General Meeting may before declaring any dividend or bonus in respect of any class of shares out of or in respect of the earnings or profits of the Company for any yearly or other period cause to be reserved or retained and set aside out of such profits such sum as may then be determined to form a Reserve Fund to meet contingencies or depreciation in the value of the property of the Company or for equalizing dividends or for repairing, improving and maintaining the property of the Company providing against losses, meeting claims on or liabilities of the Company or for such other purposes as the Directors shall in their absolute discretion think conducive to the interests of the Company.

24.	All moneys carried to the Reserve Fund and all other moneys of or borrowed by the Company while and immediately applicable or required for any payment to be made by the Company may be either employed in the business of the Company without being kept separate from the other assets, or be invested by the Directors upon such securities (other than the purchase of or a loan upon shares of the Company) as the Directors may from time to time think proper with power for them from time to time to deal with and vary such investments and to dispose of all or any part thereof for the benefit of the Company and divide the Reserve Fund into such special funds re-transfer the Reserve Fund or any part thereof to the credit of profit and loss account or otherwise deal with the same as they may think fit.

CAPITALIZATION

25.	(a) The Company in General Meeting may upon the recommendation of the Board resolve that it is desirable to capitalize any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution and accordingly that such be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures of the Company to be allotted and distributed as fully paid up to and amongst such members in the proportions aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution: Provided that a share premium account and a capital redemption reserve fund may, for the purposes of this Article, only be applied in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.

(b) Whenever such a resolution as aforesaid shall have been passed the Board shall make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully-paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to make such provision by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions, and also to authorize any person to enter on behalf of all members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalization or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalized, of the amounts or any part of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be effective and binding on all such members.

SECRETARY

26.	The Directors may from time to time by resolution appoint or remove a Secretary. In the event that the secretary appointed is a corporation or other body, it may act and sign by the hand of any one or more of its directors or officers duly authorized. The First Secretary of the Company shall be Sectax Accounting Services Limited.

Names, Addresses and Descriptions of Subscribers

                             For and on behalf of

                             SECTAX ACCOUNTING SERVICES LIMITED

                             丞畧會計服務有限公司

                             (Sd.) GLORIA YAU 游敏愉

                             ……………………………………………………………

Authorized Signature(s)

                             SECTAX ACCOUNTING SERVICES LIMITED

                             丞畧會計服務有限公司

                             Room 2201, Tung Wai Commercial Building,

                             109-111 Gloucester Road, Wanchai, Hong Kong.

                                 Corporation

                             For and on behalf of

                             COUNTRY OF ORIGIN CO., LIMITED

                             源地顧問有限公司

                             (Sd.) GLORIA YAU 游敏愉

                             ………………………………………………………

Authorized Signature(s)

                             COUNTRY OF ORIGIN CO., LIMITED

                             源地顧問有限公司

                             Room 2201, Tung Wai Commercial Building,

                             109-111 Gloucester Road, Wanchai, Hong Kong.

                                 Corporation

Dated the 9th day of July, 1999.

WITNESS to the above signatures:

(Sd.) LEUNG SHI HO 梁士豪

LEUNG SHI HO 梁士豪

Accountant

Room 2201,

Tung Wai Commercial Building,

109-111 Gloucester Road,

Wanchai, Hong Kong.